Exhibit 16.1

March 15, 2012

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of BBCN Bancorp, Inc (formerly known as Nara Bancorp, Inc.) dated March 15, 2012 and filed March 16, 2012, as contained in the first second, third ,fourth and fifth paragraphs of Item 4.01, and are in agreement with those statements.

Crowe Horwath LLP
Sherman Oaks, California

cc:	Mr Jesun Paik
Audit Committee Chairman
BBCN Bancorp, Inc.